ANIXTER INTERNATIONAL INC. REPORTS FOURTH QUARTER 2014 RESULTS
Diluted EPS of $1.23 and Adjusted Diluted EPS of $1.39
on Record 4th Quarter Sales of $1.67 Billion

Fourth Quarter Highlights

•	Organic sales up 4% on a per day basis

•	ECS organic sales up 7%, reflecting 11% growth in organic security sales, on a per day basis

•	Emerging markets organic sales up 9% on a per day basis

GLENVIEW, IL, (Business Wire) February 3, 2015 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.67 billion for the quarter ended January 2, 2015, a 4.4 percent increase compared to the year-ago quarter. Excluding the impact of the following items, organic sales decreased by 2.1 percent, year-over-year:

•	$145.4 million favorable impact from the acquisition of Tri-Ed

•	$10.1 million unfavorable impact from the lower average price of copper

•	$30.5 million unfavorable impact from the fluctuation in foreign exchange

The current quarter had 61 billing days, compared to 65 billing days in the prior year period, which negatively impacts year-over-year sales comparisons by approximately 6.4 percent. On a per day basis, organic sales increased approximately 4.3 percent. Sequential sales were favorably impacted by $117.4 million from the acquisition of Tri-Ed, offset by $20.9 million unfavorable foreign exchange, and three fewer billing days this quarter. Sequentially, sales decreased 0.9 percent on a per day organic basis which follows historical seasonal trends.

Operating income of $88.8 million compares to $95.6 million in the prior year quarter. Excluding the negative impact of $2.6 million of acquisition and strategic tax project costs, adjusted operating income of $91.4 million compares to $95.6 million in the prior year quarter, a 4.4 percent decrease. Further adjusting for the negative impact of $2.1 million from lower average copper prices and $1.3 million negative impact from currency fluctuations, adjusted operating income would have been $94.8 million, down 1.0 percent from the prior year.

Adjusted EBITDA of $106.9 million compares to $106.6 million in the prior year quarter. Including the negative impacts of $2.6 million from acquisition and strategic tax project costs, $2.6 million of foreign exchange, and $3.5 million in stock compensation, EBITDA of $98.2 million compares to $99.2 million in the prior year quarter.

Adjusted net income of $46.4 million compares to $53.3 million in the prior year quarter. Including the negative impact of $1.6 million, net of tax, related to acquisition and strategic tax project costs as well as a $3.7 million negative impact related to the increase in our effective tax rate driven by a change in the country mix of earnings, fourth quarter 2014 reported net income of $41.1 million compares to $58.1 million in the prior year quarter.

Including the negative impact of $0.05 for acquisition and strategic tax project costs and the negative impact of $0.11 for the change in the country mix of earnings, reported diluted earnings per share of $1.23 compares to $1.75 in the prior year quarter. Adjusted diluted earnings per share of $1.39 compares to $1.61 in the prior year quarter with approximately 70 percent of this decline driven by currency, copper and tax rate.

"While Enterprise Cabling and Security Solutions, our largest segment, delivered its second consecutive quarter of strong global performance, our Electrical and Electronic Wire and Cable segment performed below our expectations. Our Fasteners segment experienced strong favorable trends in both North America and Emerging Markets geographies, which were offset by the impacts of the challenging economic environment in continental Europe and the previously disclosed transition of one customer to a dual source supply program at the end of 2013," commented Bob Eck, President and CEO. "From a geographic perspective, we delivered strong growth in Emerging Markets in all 3 segments, resulting in organic sales growth of 8.7 percent on a per day basis in this region."

Please refer to the tables at the end of this release for the reconciliations from GAAP to adjusted numbers as reported.

Income Statement Detail

Gross margin of 22.4 percent for the fourth quarter of 2014 compares to 23.2 percent in the year-ago quarter and 22.7 percent in the third quarter of this year. The decrease in gross margin reflected project mix and lower margins in each segment. In Enterprise Cabling and Security Solutions, the increase in security as a portion of the total business adversely impacted gross margin. In Electrical and Electronic Wire and Cable, competitive pressures, faster growth by our industrial customers and lower copper prices adversely impacted gross margin. In Fasteners, customer mix and the previously disclosed benefit from the sale of inventory in the prior year quarter associated with the above-mentioned customer transition adversely impacted gross margin.

Operating expenses were $284.5 million for the fourth quarter of 2014. Excluding the $2.6 million of acquisition and strategic tax project costs and the $23.9 million incremental operating expenses of Tri-Ed operations, adjusted operating expenses of $258.0 million decreased by 6.4 percent from the prior year, reflecting strong expense management.

Adjusted operating margin in the current quarter of 5.5 percent compares to 6.0 percent in both the year-ago quarter and in the prior quarter. The majority of the decrease in adjusted operating margin was caused by the impacts of currency fluctuations, lower average copper prices and the mix impact of the Tri-Ed acquisition on gross margin, partially offset by strong operating expense management.

Interest expense of $15.7 million increased by $4.5 million compared to the prior year quarter. The increase in interest expense results from the Senior notes due 2021 issued in September 2014 at a rate of 5.125 percent and incremental interest expense from a new bank term loan, partially offset by the retirement of the notes that matured in the first quarter of 2014 and lower balances for the accounts receivable securitization facility and revolving lines of credit.

Foreign exchange and other expense of $2.6 million decreased by $1.3 million compared to the year-ago quarter primarily due to lower foreign currency expense in Europe.

Our adjusted effective tax rate of 36.4 percent increased from the prior year-to-date rate of 34.9 percent and from an adjusted effective tax rate of 33.7 percent in the year-ago period, primarily due to a change in the country mix of earnings.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $949.5 million compares to $811.3 million in the prior year period, up 17.0 percent, primarily from the Tri-Ed acquisition. Excluding the $145.4 million favorable impact of Tri-Ed sales and the $13.1 million unfavorable impact from foreign exchange, ECS organic sales increased 0.7 percent, which equates to approximately 7.3 percent on an adjusted per day basis. We continue to experience the acceleration in the business that began in the third quarter, with all geographies achieving mid-to-high single digit organic growth on a per day basis. Sequential sales were favorably impacted by $117.4 million from the acquisition of Tri-Ed, offset by $8.9 million unfavorable foreign exchange, and three fewer billing days this quarter. Sequentially, ECS sales increased 7.4 percent including Tri-Ed and decreased 0.2 percent on an organic per day basis, consistent with historical seasonality trends.

ECS security sales, which represent approximately 39 percent of total segment sales, increased by 70 percent in the quarter. Excluding the $145.4 million impact of Tri-Ed sales and the $4.1 million negative currency impact, organic security sales growth was 4.4 percent, which equates to 11.2 percent on a per day basis. We delivered a very strong 7 percent increase in per day organic security sales in the second half of 2014, compared to a decline of 1 percent in the first half of 2014, reflecting the success of actions we took in the first half of the year to significantly strengthen our legacy security business.

ECS operating income of $51.3 million increased by 24.5 percent versus $41.2 million in the year-ago quarter, including $5.0 million of Tri-Ed operating income. Operating margin of 5.4 percent improved by 30 basis points year-over-year, reflecting cost leverage on the volume growth which more than offset the margin dilution caused by mix. Operating profit leverage was 7.3 percent. For the full year, ECS operating margin of 5.2 percent increased from 5.1 percent in the prior year.

ECS adjusted EBITDA of $62.0 million compares to $46.2 million in the prior year quarter. Including acquisition and strategic tax project costs, foreign exchange and stock compensation, EBITDA of $58.7 million compares to $44.3 million in the prior year quarter.

Electrical and Electronic Wire and Cable (“W&C”) sales of $502.3 million compares to $539.6 million in the prior year period. Excluding the $10.9 million unfavorable impact from foreign exchange and the $10.1 million unfavorable impact from lower average copper prices, W&C organic sales decreased by 3.0 percent, which equates to an increase of 3.4 percent on a per day basis. Sequentially, W&C sales decreased by 9.3 percent on a reported basis which equates to a decrease of 3.6 percent on a per day basis.

Sales in North America were impacted by lower commodity prices and slowing trends in Western Canada. Lower energy prices did not have an impact on projects currently in process, they will likely impact project business going forward and have already had a negative impact on day-to-day business. Outside of North America trends were solid, with sales in both Europe and Emerging Markets geographies achieving mid-single digit growth on an organic per day basis.

W&C operating income of $32.0 million compares to operating income of $40.9 million in the year-ago quarter. Operating margin of 6.4 percent compares to 7.3 percent in the prior quarter and 7.6 percent in the year-ago quarter. The decline in operating margin versus both prior periods was caused by lower copper prices compounded by an unfavorable mix shift from OEM to industrial customers. For the full year, W&C operating margin of 6.9 percent compares to 7.6 percent in 2013.

W&C adjusted EBITDA of $36.9 million compares to $45.5 million in the prior year quarter. Including acquisition and strategic tax project costs, foreign exchange and stock compensation, EBITDA of $35.4 million compares to $44.2 million in the prior year quarter.

OEM Supply - Fasteners ("Fasteners") sales of $217.3 million decreased by 12.2 percent from the prior year quarter. Excluding the $6.5 million unfavorable impact from foreign exchange, Fasteners organic sales decreased by 9.6 percent which equates to a 3.7 percent decrease on an adjusted per day basis. Further excluding the $17.1 million impact resulting from the previously disclosed transition of an existing customer to dual source supply, organic sales growth would have been 3.4 percent on a per day basis.

North America sales decreased 1.9 percent on an organic basis, reflecting unplanned shutdowns by customers during the holidays. Europe sales decreased 18.3 percent on an organic basis but this growth would have been flat on a per day basis adjusting for the $17.1 million impact resulting from the previously disclosed transition of an existing customer to dual source supply. Emerging Markets sales increased 19.5 percent on an organic per day basis, reflecting continued strong growth in these geographies. Sequentially, global sales decreased 4.9 percent, which equates to an increase of 2.4 percent on a per day basis.

Fasteners adjusted operating income of $6.6 million compares to operating income of $13.5 million in the year-ago quarter. Including $1.1 million of acquisition and strategic tax project costs, Fasteners operating income was $5.5 million. Adjusted operating margin of 3.0 percent compares to operating margin of 5.5 percent in the prior year quarter and 3.8 percent in the third quarter of 2014. The decline in margin is primarily a result of the previously disclosed inventory sale that favorably impacted year-ago margins and customer mix. For the full year, Fasteners operating margin of 4.2 percent compares to 3.5 percent in 2013.

Fasteners adjusted EBITDA of $8.0 million compares to $14.9 million in the prior year quarter. Including acquisition and strategic tax project costs, foreign exchange and stock compensation, EBITDA of $6.7 million compares to $14.6 million in the prior year quarter.

Cash Flow and Leverage

Net cash provided by operations was $104.2 million for the year ended January 2, 2015, which compares to $334.5 million in the prior year. The lower cash provided by operations reflects a four day improvement in working capital efficiency offset by higher overall working capital requirements to support the organic sales growth on a per day basis. Net cash used in investing activities was $458.7 million in the twelve months ended January 2, 2015, which included $418.4 million for the acquisition of Tri-Ed in the third quarter of 2014.

“We continue to deliver improved working capital efficiencies, reflected by improved cash-to-cash metrics and a lower working capital investment per dollar of sales. In addition, we are focused on the successful integration of Tri-Ed and expect to begin delivering synergies from the combined businesses in the first quarter of 2015," commented Ted Dosch, Executive Vice President - Finance and CFO. "With the cash flow we expect to generate from operations, our goal is to return to our target debt-to-capital range of 45 - 50 percent during 2015, excluding any further M&A activity. Until we see greater visibility in our gross profit dollar growth, we will exercise even greater expense control in order to deliver strong financial results."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 51.6% compares to 44.9% at the end of 2013

•	Weighted average cost of borrowed capital of 4.7% compares to 5.4% in the year-ago quarter

•	$338.0 million available under revolving lines of credit and accounts receivable securitization facility at quarter end

Business Outlook
“Overall, our fourth quarter 2014 organic sales growth per day of 4 percent was consistent with the outlook we provided at the end of the third quarter. Looking ahead, we expect the positive trends in our ECS business to continue, reflecting improved market conditions in our core business and strong organic growth in our security business. While our Wire and Cable business performed below our expectations in 2014, we are taking aggressive actions to improve gross margin. Our Fasteners business continues to deliver solid results, turning in a second consecutive year of improved operating performance," commented Bob Eck. "Related to the macro economic landscape, we believe that lower energy prices will benefit our business in the long term through the positive impact on domestic GDP growth although the full benefit may be largely mitigated by dollar strength. As we move into 2015, we believe that the full year organic sales growth will be in the 3 - 5 percent range."

Financial Results
(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Jan 2, 2015	Jan 3, 2014	Percent Change	Jan 2, 2015	Jan 3, 2014	Percent Change
Net Sales	$1,669.1	$1,598.5	4%	$6,445.5	$6,226.5	4%
Operating Income	$88.8	$95.6	(7)%	$360.9	$354.8	2%
Net Income	$41.1	$58.1	(29)%	$194.8	$200.5	(3)%
Diluted Earnings Per Share	$1.23	$1.75	(30)%	$5.84	$6.04	(3)%
Diluted Weighted Shares	33.4	33.2	1%	33.3	33.2	—%

Fourth Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (888) 364-3108
International dial-in:        (719) 457-2697
Passcode:            532 9130

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Fourth Quarter 2014 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) over 0.5 million products and $1.1 billion in inventory 3) approximately 270 warehouses/branch locations with 7.5 million square feet of space and 4) locations in 300 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on a GAAP basis and non-GAAP basis. We believe that by reporting organic growth which excludes the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and stock-based compensation, excluding the other special items from reported financial results, as defined above. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
(In millions, except per share amounts)

Net sales	$1,669.1	$1,598.5	$6,445.5	$6,226.5
Cost of goods sold	1,295.8	1,227.1	4,977.1	4,803.8
Gross profit	373.3	371.4	1,468.4	1,422.7
Operating expenses	284.5	275.8	1,107.5	1,067.9
Operating income	88.8	95.6	360.9	354.8
Interest expense	(15.7)	(11.2)	(48.1)	(47.4)
Other, net	(2.6)	(3.9)	(18.0)	(11.2)
Income before income taxes	70.5	80.5	294.8	296.2
Income tax expense	29.4	22.4	100.0	95.7
Net income	$41.1	$58.1	$194.8	$200.5

Income per share:
Basic	$1.24	$1.77	$5.90	$6.12
Diluted	$1.23	$1.75	$5.84	$6.04

Weighted-average common shares outstanding:
Basic	33.1	32.8	33.0	32.8
Diluted	33.4	33.2	33.3	33.2

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$949.5	$811.3	$3,411.4	$3,174.5
Electrical and Electronic Wire and Cable	502.3	539.6	2,095.6	2,116.6
OEM Supply - Fasteners	217.3	247.6	938.5	935.4
	$1,669.1	$1,598.5	$6,445.5	$6,226.5
Operating income:
Enterprise Cabling and Security Solutions	$51.3	$41.2	$176.4	$160.5
Electrical and Electronic Wire and Cable	32.0	40.9	145.4	161.8
OEM Supply - Fasteners	5.5	13.5	39.1	32.5
	$88.8	$95.6	$360.9	$354.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	January 2, 2015	January 3, 2014
(In millions, except share and per share amounts)

Assets

Cash and cash equivalents	$92.0	$57.3
Accounts receivable, net	1,329.2	1,182.8
Inventories	1,072.8	959.8
Deferred income taxes	33.7	32.8
Other current assets	62.1	43.0
Total current assets	2,589.8	2,275.7

Property and equipment, net	121.0	104.0
Goodwill	582.3	342.1
Other assets	293.4	134.1
Total assets	$3,586.5	$2,855.9

Liabilities and Stockholders' Equity

Accounts payable	$831.3	$691.9
Accrued expenses	199.2	210.5
Total current liabilities	1,030.5	902.4

5.125% Senior notes	394.2	—
5.625% Senior notes	345.9	345.1
5.95% Senior notes	200.0	200.0
Term loan	198.8	—
Accounts receivable securitization facility	65.0	145.0
Revolving lines of credit and other	3.8	108.9
10.0% Senior notes	—	32.1
Other liabilities	215.3	95.0
Total liabilities	2,453.5	1,828.5

Stockholders' equity	1,133.0	1,027.4
Total liabilities and stockholders' equity	$3,586.5	$2,855.9

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve months ended
(In millions)	January 2, 2015	January 3, 2014

Operating activities
Net income	$194.8	$200.5
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	25.7	22.3
Depreciation	24.0	22.1
Stock-based compensation	13.8	13.6
Amortization of intangible assets	11.7	8.0
Accretion of debt discount	2.3	3.7
Excess income tax benefit from employee stock plans	(5.8)	(1.6)
Amortization of deferred financing costs	—	1.7
Pension plan contributions	(16.8)	(15.3)
Pension plan expenses	4.6	16.7
Impairment of goodwill and long-lived assets	—	1.7
Changes in current assets and liabilities:
Accounts receivable	(102.9)	36.9
Inventories	(49.6)	96.9
Accounts payable	54.9	(19.9)
Other current assets and liabilities, net	(49.0)	(53.5)
Other, net	(3.5)	0.7
Net cash provided by operating activities	104.2	334.5
Investing activities
Acquisition of businesses, net of cash acquired	(418.4)	—
Capital expenditures, net	(40.3)	(32.2)
Net cash used in investing activities	(458.7)	(32.2)
Financing activities
Proceeds from borrowings	1,550.4	1,761.2
Repayment of borrowings	(1,734.2)	(1,608.9)
Proceeds from Notes due 2021	394.0	—
Proceeds from term loan, net of $1.2 million repayment	198.8	—
Retirement of Notes due 2014	(32.3)	—
Proceeds from stock options exercised	7.2	8.1
Excess income tax benefit from employee stock plans	5.8	1.6
Deferred financing costs	(2.3)	(1.2)
Retirement of Notes due 2013	—	(300.0)
Payment of special cash dividend	—	(165.7)
Payments for repurchase of warrants	—	(19.2)
Other, net	(1.7)	—
Net cash provided by (used in) financing activities	385.7	(324.1)
Increase (decrease) in cash and cash equivalents	31.2	(21.8)
Effect of exchange rate changes on cash balances	3.5	(10.3)
Cash and cash equivalents at beginning of period	57.3	89.4
Cash and cash equivalents at end of period	$92.0	$57.3

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

Fourth Quarter 2014			Sales Growth Trends
		Adjustments for:
	Q4 2014	Acquisition Impact	Foreign Exchange Impact	Copper Impact	Q4 2014	Q4 2013	Organic Growth
(In millions)	(as reported)				(as adjusted)
Enterprise Cabling and Security Solutions
North America	$718.8	$(144.8)	$4.7	$—	$578.7	$577.5	0.2%
Europe	83.1	—	4.9	—	88.0	86.0	2.2%
Emerging Markets	147.6	(0.6)	3.5	—	150.5	147.8	1.8%
Enterprise Cabling and Security Solutions	$949.5	$(145.4)	$13.1	$—	$817.2	$811.3	0.7%
Electrical and Electronic Wire and Cable
North America	$364.6	$—	$7.7	$8.8	$381.1	$394.8	-3.5%
Europe	69.6	—	2.1	0.5	72.2	74.5	-3.0%
Emerging Markets	68.1	—	1.1	0.8	70.0	70.3	-0.5%
Electrical and Electronic Wire and Cable	$502.3	$—	$10.9	$10.1	$523.3	$539.6	-3.0%
OEM Supply - Fasteners
North America	$92.1	$—	$0.1	$—	$92.2	$94.0	-1.9%
Europe	103.9	—	5.5	—	109.4	133.9	-18.3%
Emerging Markets	21.3	—	0.9	—	22.2	19.7	12.2%
OEM Supply - Fasteners	$217.3	$—	$6.5	$—	$223.8	$247.6	-9.6%
Total Anixter International Inc.	$1,669.1	$(145.4)	$30.5	$10.1	$1,564.3	$1,598.5	-2.1%
Geographic Sales
North America	$1,175.5	$(144.8)	$12.5	$8.8	$1,052.0	$1,066.3	-1.3%
Europe	256.6	—	12.5	0.5	269.6	294.4	-8.4%
Emerging Markets	237.0	(0.6)	5.5	0.8	242.7	237.8	2.0%
Total Anixter International Inc.	$1,669.1	$(145.4)	$30.5	$10.1	$1,564.3	$1,598.5	-2.1%

December Year-to-Date 2014			Sales Growth Trends
		Adjustments for:
	December YTD 2014	Acquisition Impact	Foreign Exchange Impact	Copper Impact	December YTD 2014	December YTD 2013	Organic Growth
(In millions)	(as reported)				(as adjusted)
Enterprise Cabling and Security Solutions
North America	$2,540.2	$(175.3)	$18.8	$—	$2,383.7	$2,338.3	1.9%
Europe	332.7	—	(2.3)	—	330.4	320.8	3.0%
Emerging Markets	538.5	(0.7)	10.6	—	548.4	515.4	6.4%
Enterprise Cabling and Security Solutions	$3,411.4	$(176.0)	$27.1	$—	$3,262.5	$3,174.5	2.8%
Electrical and Electronic Wire and Cable
North America	$1,517.5	$—	$30.3	$24.3	$1,572.1	$1,564.4	0.5%
Europe	315.8	—	(12.8)	4.2	307.2	302.4	1.6%
Emerging Markets	262.3	—	3.5	2.1	267.9	249.8	7.3%
Electrical and Electronic Wire and Cable	$2,095.6	$—	$21.0	$30.6	$2,147.2	$2,116.6	1.4%
OEM Supply - Fasteners
North America	$395.8	$—	$0.4	$—	$396.2	$389.4	1.7%
Europe	452.8	—	(7.8)	—	445.0	474.1	-6.1%
Emerging Markets	89.9	—	2.7	—	92.6	71.9	28.5%
OEM Supply - Fasteners	$938.5	$—	$(4.7)	$—	$933.8	$935.4	-0.2%
Total Anixter International Inc.	$6,445.5	$(176.0)	$43.4	$30.6	$6,343.5	$6,226.5	1.9%
Geographic Sales
North America	$4,453.5	$(175.3)	$49.5	$24.3	$4,352.0	$4,292.1	1.4%
Europe	1,101.3	—	(22.9)	4.2	1,082.6	1,097.3	-1.3%
Emerging Markets	890.7	(0.7)	16.8	2.1	908.9	837.1	8.6%
Total Anixter International Inc.	$6,445.5	$(176.0)	$43.4	$30.6	$6,343.5	$6,226.5	1.9%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued

(In millions, except per share amounts)	Positive (Negative) impact
	Three Months Ended		Twelve Months Ended
	January 2, 2015	January 3, 2014	January 2, 2015	January 3, 2014
Items impacting comparability of results:
Items impacting operating income:
Acquisition and strategic tax project costs	$(2.6)	$—	$(8.3)	$—
Items impacting other expenses:
Penalty and interest from prior year tax liabilities	—	—	—	0.7
Foreign exchange loss from the devaluation of foreign currencies	—	—	(8.0)	—
Acquisition financing costs	—	—	(0.3)	—
Total of items impacting other expenses	$—	$—	$(8.3)	$0.7
Total of items impacting pre-tax income	$(2.6)	$—	$(16.6)	$0.7
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	1.0	—	4.7	(0.2)
Primarily reversal of deferred income tax valuation allowances	—	—	6.9	—
Impact of change in forecast on effective tax rate	(3.7)	4.8	—	—
Tax effect related to closing prior tax years	—	—	1.9	4.2
Total of items impacting income taxes	$(2.7)	$4.8	$13.5	$4.0
Net income (loss) impact of these items	$(5.3)	$4.8	$(3.1)	$4.7
Diluted EPS impact of these items	$(0.16)	$0.14	$(0.10)	$0.14

GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Net income – Non-GAAP	$46.4	$53.3	$197.9	$195.8
Items impacting net income	(5.3)	4.8	(3.1)	4.7
Net income – GAAP	$41.1	$58.1	$194.8	$200.5

Diluted EPS – Non-GAAP	$1.39	$1.61	$5.94	$5.90
Diluted EPS impact of these items	(0.16)	0.14	(0.10)	0.14
Diluted EPS – GAAP	$1.23	$1.75	$5.84	$6.04

2014 and 2013 Effective Tax Rate – GAAP and Non-GAAP
(In millions)	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2015	2014	2015	2014
Income before taxes – GAAP	$70.5	$80.5	$294.8	$296.2
Income tax expense - GAAP	$29.4	$22.4	$100.0	$95.7
Effective income tax rate	41.6%	27.8%	33.9%	32.3%

Total of items impacting pre-tax income above	$(2.6)	$—	$(16.6)	$0.7
Total of items impacting income taxes above	$(2.7)	$4.8	$13.5	$4.0

Income before income taxes – Non-GAAP	$73.1	$80.5	$311.4	$295.5
Income tax expense – Non-GAAP	$26.7	$27.2	$113.5	$99.7
Adjusted effective income tax rate	36.4%	33.7%	36.4%	33.7%

Items Impacting Comparability of Operating Income by Segment
(In millions)	ECS	W&C	Fasteners	Total
Items impacting operating income for three months ended January 2, 2015:
Adjusted operating income - Non-GAAP	$52.6	$32.2	$6.6	$91.4
Adjusted operating margin - Non-GAAP	5.5%	6.4%	3.0%	5.5%
Acquisition and strategic tax project costs	$(1.3)	$(0.2)	$(1.1)	$(2.6)
Total of items impacting operating income	$(1.3)	$(0.2)	$(1.1)	$(2.6)
Operating income - GAAP	$51.3	$32.0	$5.5	$88.8
Operating margin - GAAP	5.4%	6.4%	2.5%	5.3%

Items impacting operating income for twelve months ended January 2, 2015:
Adjusted operating income - Non-GAAP	$183.4	$145.6	$40.2	$369.2
Adjusted operating margin - Non-GAAP	5.4%	6.9%	4.3%	5.7%
Acquisition and strategic tax project costs	$(7.0)	$(0.2)	$(1.1)	$(8.3)
Total of items impacting operating income	$(7.0)	$(0.2)	$(1.1)	$(8.3)
Operating income - GAAP	$176.4	$145.4	$39.1	$360.9
Operating margin - GAAP	5.2%	6.9%	4.2%	5.6%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued
(In millions)
2014 EBITDA by Segment:
	Three Months Ended January 2, 2015
	ECS	W&C	Fasteners	Corporate	Total
Net income	$51.4	$32.0	$5.4	$(47.7)	$41.1
Interest expense	—	—	—	15.7	15.7
Income taxes	—	—	—	29.4	29.4
Depreciation	3.5	2.0	1.1	—	6.6
Amortization of intangible assets	3.8	1.4	0.2	—	5.4
EBITDA	$58.7	$35.4	$6.7	$(2.6)	$98.2

Total of items impacting operating income	$1.3	$0.2	$1.1	$—	$2.6
Foreign exchange and other non-operating expense	—	—	—	2.6	2.6
Stock-based compensation	2.0	1.3	0.2	—	3.5
Adjusted EBITDA	$62.0	$36.9	$8.0	$—	$106.9

	Twelve Months Ended January 2, 2015
	ECS	W&C	Fasteners	Corporate	Total
Net income	$176.4	$145.4	$39.1	$(166.1)	$194.8
Interest expense	—	—	—	48.1	48.1
Income taxes	—	—	—	100.0	100.0
Depreciation	12.5	7.5	4.0	—	24.0
Amortization of intangible assets	4.9	5.7	1.1	—	11.7
EBITDA	$193.8	$158.6	$44.2	$(18.0)	$378.6

Total of items impacting operating income	$7.0	$0.2	$1.1	$—	$8.3
Foreign exchange and other non-operating expense	—	—	—	18.0	18.0
Stock-based compensation	7.6	5.0	1.2	—	13.8
Adjusted EBITDA	$208.4	$163.8	$46.5	$—	$418.7

2013 EBITDA by Segment:
	Three Months Ended January 3, 2014
	ECS	W&C	Fasteners	Corporate	Total
Net income	$41.2	$40.9	$13.5	$(37.5)	$58.1
Interest expense	—	—	—	11.2	11.2
Income taxes	—	—	—	22.4	22.4
Depreciation	2.9	1.9	0.8	—	5.6
Amortization of intangible assets	0.2	1.4	0.3	—	1.9
EBITDA	$44.3	$44.2	$14.6	$(3.9)	$99.2

Foreign exchange and other non-operating expense	$—	$—	$—	$3.9	$3.9
Stock-based compensation	1.9	1.3	0.3	—	3.5
Adjusted EBITDA	$46.2	$45.5	$14.9	$—	$106.6

	Twelve Months Ended January 3, 2014
	ECS	W&C	Fasteners	Corporate	Total
Net income	$160.5	$161.8	$32.5	$(154.3)	$200.5
Interest expense	—	—	—	47.4	47.4
Income taxes	—	—	—	95.7	95.7
Depreciation	11.5	7.1	3.5	—	22.1
Amortization of intangible assets	0.8	5.9	1.3	—	8.0
EBITDA	$172.8	$174.8	$37.3	$(11.2)	$373.7

Foreign exchange and other non-operating expense	$—	$—	$—	$11.2	$11.2
Stock-based compensation	7.4	4.9	1.3	—	13.6
Adjusted EBITDA	$180.2	$179.7	$38.6	$—	$398.5